FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207677-08

From:
Sent:  Thursday, March 15, 2018 2:41 PM
To
Cc:
Subject:  GSMS 2018-GS9 – Final Pricing Details (Public)(external)
Importance:  High

GSMS 2018-GS9 – Final Pricing Details (Public)(external)

$762.464mm Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner:  Goldman Sachs & Co. LLC

Co-Managers:  Drexel Hamilton and The Williams Capital Group, L.P.

Class	Moody’s/Fitch/KBRA	Size($mm)	WAL(yr)	Sprd	Cpn	Yld	$px
A-1	Aaa(sf)/AAAsf/AAA(sf)	14.060	2.70	S+20	2.861	2.850	99.99889
A-2	Aaa(sf)/AAAsf/AAA(sf)	24.558	4.53	S+38	3.839	3.126	102.99767
A-3	Aaa(sf)/AAAsf/AAA(sf)	170.000	9.55	S+77	3.727	3.619	100.99329
A-4	Aaa(sf)/AAAsf/AAA(sf)	361.127	9.80	S+79	3.992	3.644	102.99741
A-AB	Aaa(sf)/AAAsf/AAA(sf)	29.946	7.01	S+70	3.978	3.503	102.99967
A-S	Aa2(sf)/AAAsf/AAA(sf)	65.323	9.90	S+94	4.141	3.795	102.99511
B	NR/AA-sf/AA-(sf)	40.694	9.95	S+112	4.321	3.976	102.99432
C	NR/A-sf/A-(sf)	56.756	9.95	S+150	4.510	4.356	100.74928

CUSIPs

Class	CUSIP
A-1	36255NAQ8
A-2	36255NAR6
A-3	36255NAS4
A-4	36255NAT2
A-AB	36255NAU9
A-S	36255NAX3
B	36255NAY1
C	36255NAZ8

Anticipated Timing

Anticipated Closing:	March 29, 2018

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-207677) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

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